UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPARTAN STORES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing party:

	(4)	Date filed:

SPARTAN STORES, INC.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518-8700
(616) 878-2000

June 29, 2007

Dear Shareholder:

                    We cordially invite you to attend the 2007 Annual Meeting of Shareholders of Spartan Stores, Inc., to be held on Wednesday, August 15, 2007, at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan 49503, beginning at 10:00 a.m., local time. Your Board of Directors looks forward to greeting those shareholders who are able to attend the meeting.

                    At the meeting, you will vote on election of two directors and ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2008. We will also present a report on our business activities.

                    We have enclosed a notice of the meeting and our proxy statement, which includes information about the nominees for our Board of Directors. Also enclosed is our annual report to shareholders for the year ended March 31, 2007. We encourage you to read these documents carefully.

                    It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Please sign, date and return the enclosed proxy card as soon as possible. Regardless of whether or not you plan to attend the annual meeting, sending a proxy card will not affect your right to vote in person if you attend the meeting. If you plan to attend, please mark the appropriate box on the proxy card to help us plan for the meeting.

                    Thank you.

Sincerely, Craig C. Sturken Chairman, President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR VOTE BY TELEPHONE OR INTERNET.

SPARTAN STORES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

          The 2007 Annual Meeting of Shareholders of Spartan Stores, Inc. will be held at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan 49503, on Wednesday, August 15, 2007, at 10:00 a.m., local time. At the meeting, we will consider and vote on:

1.	election of two directors;

2.	ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2008; and

3.	any other business that may properly come before the meeting.

          You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on June 20, 2007.

          A copy of Spartan Stores' annual report to shareholders for the year ended March 31, 2007 is enclosed with this notice.

BY ORDER OF THE BOARD OF DIRECTORS

Alex J. DeYonker
Executive Vice President, General Counsel, and Secretary
June 29, 2007

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR VOTE BY TELEPHONE OR INTERNET.

SPARTAN STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 15, 2007

PROXY STATEMENT
Dated June 29, 2007

Introduction

Use of Terms

          In this proxy statement, "we," "us," "our," the "Company" and "Spartan Stores" refer to Spartan Stores, Inc., and "you" and "your" refer to each shareholder of Spartan Stores, Inc.

Time and Place of the Annual Meeting

          You are cordially invited to attend the 2007 Annual Meeting of shareholders of Spartan Stores. The annual meeting will be held on Wednesday, August 15, 2007, at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan 49503, at 10:00 a.m., local time.

Solicitation of Proxies

          Your Board of Directors is furnishing this proxy statement and the enclosed proxy card to you to solicit proxies to be voted on your behalf at the annual meeting and any adjournment of the meeting.

Mailing Date

          We began sending and delivering this proxy statement to our shareholders on approximately June 29, 2007.

Purposes of the Annual Meeting

          The purposes of the annual meeting are to consider and vote on:

•	election of two directors for three year terms expiring in 2010;

•	ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2008; and

•	any other business that may properly come before the meeting.

          Your Board of Directors recommends that you vote FOR election of each nominee named in this proxy statement and FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2008.

          We do not know of any other matters to be presented for consideration at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote for you on those matters.

Record Date and Shares Outstanding

          You may vote at the annual meeting if you were a shareholder of record of Spartan Stores common stock at the close of business on June 20, 2007. Each shareholder is entitled to one vote per share of Spartan Stores common stock on each matter presented for a shareholder vote at the meeting. As of June 20, 2007, 21,817,538 shares of Spartan Stores common stock were outstanding.

How to Vote Your Shares

          If you properly sign and return the proxy card in the form we have provided, the shares represented by that proxy card will be voted at the annual meeting and at any adjournment of the meeting.

          If you specify a choice on the proxy card, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement and for ratification of Deloitte & Touche LLP as our independent auditors for fiscal 2008. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

          If you are a shareholder of record, Spartan Stores also offers you the convenience of voting by telephone or though the Internet, 24 hours a day, seven days a week.

          Internet Voting. To vote via the Internet using the control number on your proxy card, log on to www.proxyvoting.com/sptn and follow the prompts using the control number located on your proxy card. This vote will be counted immediately and there is no need to send in your proxy card.

          Telephone Voting. To vote by telephone, dial the toll-free number on your proxy card and listen for further directions. You must have a touch-tone phone in order to respond to the questions. This vote will be counted immediately and there is no need to send in your proxy card.

How to Revoke Your Proxy

          You may revoke your proxy at any time before it is voted at the meeting by doing any of the following four things:

•	by delivering written notice of revocation to Spartan Stores' Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	by casting a subsequent vote via telephone or the Internet, as described above; or

•	by attending the meeting and voting in person.

          Merely attending the meeting will not, by itself, revoke your proxy. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

"Street Name" Holders

          If you hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee (which we will collectively refer to as your "broker"), your broker must vote your street name shares in the manner you direct if you provide it with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker.

Quorum

          To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Spartan Stores common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter. Although broker non-votes count for quorum purposes, we do not count them as votes for or against any proposal. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken.

Adjournment

          The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. If a quorum is not present at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

          Election of Directors. A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee.

          Ratification of Independent Auditors. The ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2008 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

          Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted in favor of each such proposal.

Election of Directors

          The Board of Directors proposes that the following two individuals be elected as directors of Spartan Stores for three-year terms expiring at the 2010 annual meeting of shareholders:

Craig C. Sturken
Frederick J. Morganthall

          Biographical information concerning the nominees appears below under the heading "The Board of Directors."

          The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than two nominees.

          Your Board of Directors recommends that you vote FOR election of all nominees as directors.

Ratification of Selection of Independent Auditors

          Spartan Stores' Audit Committee has approved the selection of Deloitte & Touche LLP as the Company's independent auditors to audit the financial statements and internal controls of Spartan Stores and its subsidiaries for fiscal 2008, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending March 29, 2008.

          More information concerning the relationship of the Company with its independent auditors appears below under the headings "Audit Committee," "Independent Auditors," and "Audit Committee Report."

          If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will consider a change in auditors for the next year.

          Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

          Your Board of Directors and Audit Committee, which consists entirely of independent directors, recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2008.

Corporate Governance Principles

          Spartan Stores is committed to developing and implementing principles of corporate governance to help the Board fulfill its responsibilities to shareholders and to provide a framework for overseeing the management of the Company. The formal requirements pertaining to Spartan Stores' corporate governance structure are set forth in our restated articles of incorporation, bylaws and committee charters. The Board has adopted a written Corporate Governance Policy. The Policy is designed to communicate our fundamental governance principles and to provide management, employees, and shareholders with insight to the Board's ethical standards, expectations for conducting business, and decision-making processes. The Policy includes, among other things, guidelines regarding:

•	Board size and criteria;

•	director independence;

•	term limits and retirement of directors;

•	Board meetings and committees;

•	evaluation and compensation of the Board and executive officers;

•	directors' access to management and outside advisors;

•	strategic planning;

•	succession planning; and

•	communications.

          This section of our Proxy Statement summarizes certain charters, policies, and principles relating to Spartan Stores' corporate governance. More information regarding the Company's corporate governance, including a copy of our Corporate Governance Policy, is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

Director Independence

          The Board believes that the independence of directors is an essential feature of the Company's governance. Independent directors help assure that the Board and its committees are dedicated to acting in the best interests of the shareholders. Accordingly, Spartan Stores' Corporate Governance Policy requires that at least two-thirds of the directors must be independent (as defined by the applicable standards of the SEC and NASD).

          For several years, significantly more than two-thirds of the directors have been independent. Currently, seven of Spartan Stores' eight directors are independent. At present, the Board has only one management director, Craig Sturken, the Chairman, President, and Chief Executive Officer.

Committee Charters

          The Board has appointed four chartered committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. The Board has approved a written committee charter for each of these committees. The charters define basic principles regarding the committee's organization, purpose, authority and responsibilities. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

Director Attendance

          The Board is proud of its record of recruiting and retaining directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, and who are effective in serving the long-term interests of shareholders. Board and committee attendance is critical to the proper functioning of the Board of Directors and is a priority. Each director is expected to make every effort to personally attend every Board meeting and every meeting of each committee on which he or she serves as a member.

          Spartan Stores' Board of Directors held six meetings during the fiscal year ended March 31, 2007, which we refer to as "fiscal 2007." In fiscal 2007, each director attended at least 75% of the total of all meetings of the Board of Directors and the committees on which he or she served. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled Board meeting.

          Directors are also expected to attend the annual meeting of shareholders in person unless compelling personal circumstances prevent attendance. Despite the geographic diversity of their home cities, all of Spartan Stores' then-current directors have attended the annual meetings of shareholders for at least the past three years.

Alignment of Shareholder, Management, and Director Interests

          The Board has long believed that directors and management should have a significant financial stake in the Company to align their interests with those of the shareholders. Therefore, the Board and the Compensation Committee have made equity awards a substantial component of management and director compensation. In addition, Spartan's Board of Directors has established stock ownership guidelines for corporate officers and directors to ensure that they face the same downside risk and upside potential as shareholders. Under the stock ownership guidelines, the Company's executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a specified multiple of the executive's annual base salary. Each member of the Board of Directors is expected to acquire and continue to hold shares of the Company's common stock having an aggregate market value from time to time which equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Please see the "Executive Compensation," and "Director Compensation" sections of this Proxy Statement for additional information.

Majority Voting

          The Board believes that the Company and its shareholders are best served by having directors who enjoy the confidence of the Company's shareholders. It will be presumed that any director who receives a greater number of votes "withheld" than votes "for" such election in an uncontested election at an annual meeting of shareholders (a "Majority Withheld Vote") does not have the full confidence of the shareholders. A director receiving a Majority Withheld Vote is required to promptly offer his or her resignation from the Board to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Retirement and Change in Employment Status

          The Board of Directors believes that it is generally appropriate for directors to retire before the age of 72. A director will not ordinarily be nominated for re-election to the Board of Directors following the expiration of the term of office which ends after his or her 72nd birthday. The Board of Directors recognizes, however, that the wisdom, experience and contribution of an older director could benefit the Board and the Nominating and Corporate Governance Committee may, in its discretion, nominate a director for re-election after his or her 72nd birthday in a case which the Nominating and Corporate Governance Committee determines to be exceptional.

          Directors recognize that they have been chosen for nomination or appointment to the Board of Directors in part because of the knowledge and insight they gain on a continuing basis from their active employment in their current positions and for the public respect they bring to the Company and its Board of Directors because of the positions they hold in the business community. A director who experiences a material change in his or her employment status is expected to promptly offer his or her resignation as a director to the Nominating and Corporate Governance Committee. The Committee will promptly consider and vote upon acceptance or rejection of the director's offer to resign (excluding the affected director from consideration of and voting on acceptance of the resignation).

Other Board Memberships

          Spartan Stores recognizes that the proper direction and management of the Company requires the dedication of the executive officers and a significant commitment from its directors. Accordingly, the Board has established a policy governing membership on the boards of other companies.

          Executive officers of the Company must notify the Nominating and Corporate Governance Committee before serving as a member of the Board of Directors of any other business organization. The Nominating and Corporate Governance Committee reviews the Chief Executive Officer's membership on external boards of directors at least annually. The Chief Executive Officer may not serve on the Board of Directors of more than one business organization not affiliated with the Company without the prior review and approval of the Nominating and Corporate Governance Committee. The Committee may limit the directorships for any other executive officer if it believes that they will interfere with the executive officer's responsibilities to the Company. Non-management directors may not serve on more than three other public company boards without the prior review and approval of the Nominating and Corporate Governance Committee.

Code of Conduct and Business Ethics

          Spartan Stores is committed to the highest standards of integrity, honesty, and ethics in business. The Board has approved, and the Audit Committee administers, a Code of Conduct and Business Ethics (the "Code") that articulates the Company's standards regarding business ethics and expectations regarding the conduct of directors, management, and associates. This Code establishes basic guidelines to help the Company comply with legal requirements and conduct our business with honesty and integrity. The Code sets forth rules of conduct concerning disclosure of information, conflicts of interest, accurate recordkeeping and reporting, and receipt of personal benefits. The Code requires all associates of the Company to report promptly any violations of the Code. Associates may report violations through the Company's HonorLine telephone system on a confidential and anonymous basis. The Code is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

Board and Management Communication

          Spartan Stores is committed to open and effective communication between the Board and management. Directors are encouraged to consult with any Spartan Stores manager or associate and may visit Company facilities without the approval or presence of corporate management. The Board encourages executive officers to invite managers to Board meetings from time to time who can provide additional insight into matters under discussion. The Board is required to dedicate a substantial portion of at least one meeting per year to discussions with management regarding the Company's strategic plan.

Nominee Qualifications and the Nominations Process

          The Board of Directors believes that Spartan Stores and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings. Accordingly, there are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of Directors. The Nominating and Corporate Governance Committee identifies and evaluates nominees for director on a case-by-case basis and has no written procedures for doing so.

          The Company has engaged and paid fees to third party search firms to assist the Nominating and Corporate Governance Committee in identifying possible nominees for director and providing information to assist the Committee in the evaluation of possible nominees. Mr. Morganthall, who was appointed to the Board of Directors by the Board and is standing for election for the first time at the 2008 annual meeting, was first identified to the Nominating and Corporate Governance Committee by a search firm.

          There is no material difference in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director that were recommended by a shareholder.

Shareholder Nominations of Director Candidates

          Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of Spartan Stores setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Spartan Stores stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission ("SEC") in a proxy statement soliciting proxies for the election of those nominees.

          The Nominating and Corporate Governance Committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the Nominating and Corporate Governance Committee's recommendations, to the full Board of Directors.

          To be timely, a shareholder's notice must be delivered to or mailed and received at Spartan Stores' principal executive offices at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders, or not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

          The Nominating and Corporate Governance Committee may also, in its discretion, consider shareholders' informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Committee by directing them in care of the Secretary of the Company at the address that appears on the first page of this proxy statement.

Shareholder Communications with Directors

          In accordance with the Spartan Stores' Shareholder Communication Policy, shareholders who wish to send communications to Spartan Stores' Board of Directors may do so by sending them in care of the Secretary of the Company at the address that appears on the first page of this proxy statement. Such communications may be addressed either to specified individual directors or the entire Board. The Secretary has the discretion to screen and not forward to directors communications which the Secretary determines in his or her discretion are communications unrelated to the business or governance of Spartan Stores and its subsidiaries, commercial solicitations, offensive, obscene, or otherwise inappropriate. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications will be available to any director. A copy of our Shareholder Communication Policy can be found in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

The Board of Directors

General

          The Board of Directors currently consists of eight directors. Assuming that all of the nominees are elected, there will be eight directors immediately following the annual meeting. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a three-year term, with the term of one class expiring at the annual meeting in each successive year. Mr. Sturken and Mr. Morganthall are standing for re-election.

          Biographical information concerning the directors and the nominees for election to the Board of Directors is presented below. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Director With Terms Expiring in 2010

          Craig C. Sturken (age 63) has been a director of Spartan Stores since March 2003, President and Chief Executive Officer of Spartan Stores since March 2003, and Chairman of the Board of Spartan Stores since August 2003. Mr. Sturken spent his entire career in the grocery industry and has more than 40 years of retail grocery experience, including 10 years with the Great Atlantic & Pacific Tea Company ("A&P"), a food retailer whose stock is traded on the New York Stock Exchange. From October 2000 to March 2002, Mr. Sturken was the CEO of A&P's Atlantic region, after which he retired. From October 1992 to October 2000, he was CEO of A&P's Midwest region. Before A&P, Mr. Sturken held executive positions with The Grand Union Company and Hannaford Brothers' Company.

          Frederick J. Morganthall, II (age 55) has been a director of Spartan Stores since his appointment to the Board in May 2006. Since October 1997, Mr. Morganthall has been the President of Harris Teeter, Inc., a supermarket chain operating in North Carolina, South Carolina, Virginia, Georgia, Tennessee, and Florida. Harris Teeter is a wholly owned subsidiary of Ruddick Corporation, a holding company whose stock is traded on the New York Stock Exchange. Mr. Morganthall has served in senior management positions with Harris Teeter for over thirteen years. Prior to becoming President of Harris Teeter, Mr. Morganthall served Harris Teeter in other executive positions since 1992.

Directors With Terms Expiring in 2008

          Elizabeth A. Nickels (age 45) has been a director of Spartan Stores since 2000. Since February 2000, she has served as Executive Vice President and Chief Financial Officer of Herman Miller, Inc., an office furniture manufacturing company whose stock is traded on the Nasdaq Global Select Market. From 1993 to February 2000, she was Vice President and Chief Financial Officer of Universal Forest Products, Inc., a wood products manufacturer whose stock is traded on the Nasdaq Global Select Market. Ms. Nickels is a certified public accountant.

          Kenneth T. Stevens (age 55) has been a director of Spartan Stores since 2002. Since January 2007, Mr. Stevens has served as the President, Chief Operating Officer, and a member of the board of directors of TweenBrands, Inc., a clothing retailer whose stock is listed on the New York Stock Exchange. From June to September 2006, Mr. Stevens was Executive Vice President and Chief Financial Officer of Limited Brands, Inc. a clothing retailer whose stock is traded on the New York Stock Exchange. Prior to his employment with Limited Brands, Inc., Mr. Stevens had been the Chief Executive Officer of Express, a retail clothing division of Limited Brands, Inc. from March 2004 to June 2006. From February 2003 to March 2004, he served as President of Bath & Body Works, also a division of Limited Brands, Inc. From February 2002 to January 2003, he served as the Chief Operating Officer of Bath & Body Works. From December 2000 to November 2001, he served as President and Chief Operating Officer of inChord Communications Inc., a group of communication companies that provide customized marketing solutions. From April 1996 to November 2000, he served as Chairman and Chief Executive Officer of Bank One Retail Group. From 1992 to 1993, Mr. Stevens was the treasurer of PepsiCo, a diversified food and beverage company whose stock is traded on the New York Stock Exchange. From 1995 to 1998, he was a director of and served on the audit committee of the board of directors of La Quinta Corp., a lodging company whose stock is traded on the New York Stock Exchange.

          James F. Wright (age 57) has been a director of Spartan Stores since 2002. He has served as President and Chief Executive Officer of Tractor Supply Company, a farm equipment and supply retailer whose stock is listed on The Nasdaq Stock Market, since October 2004. He was President and Chief Operating Officer of Tractor Supply Company from 2000 until October 2004. He is also a director of Tractor Supply Company. From 1997 to 2000, he served as President and Chief Executive Officer of Tire Kingdom, a chain of retail tire stores headquartered in West Palm Beach, Florida.

Directors With Terms Expiring in 2009

          M. Shân Atkins (age 50) has been a director of Spartan Stores since 2003. Since 2001, Ms. Atkins has been Managing Director of Chetrum Capital LLC, a private investment firm. Ms. Atkins is a director of The Pep Boys - Manny, Moe and Jack, an auto parts and service retailer whose common stock is listed on the New York Stock Exchange, and serves as Chair of that company's audit committee. Ms. Atkins is also a director of Tim Hortons, Inc., Canada's leading quick service restaurant chain whose stock is traded on the New York Stock Exchange, and Shoppers Drug Mart Corporation, a retail drug store chain whose stock is traded on the Toronto Stock Exchange. From 1999 to 2001, Ms. Atkins served as a director and a member of the audit committee of Chapters, Inc., a book retailer whose stock was traded on the Toronto Stock Exchange prior to the company's acquisition. From 1996 to 2001, Ms. Atkins served in a variety of executive positions with Sears, Roebuck and Co. (now known as Sears Holdings Corporation), a retailer whose common stock is listed on the New York Stock Exchange, most recently as Executive Vice President, Strategic Initiatives. From 1982 to 1996, she served in a variety of positions with Bain and Company, Inc., an international management consulting firm, where she specialized in the consumer and retail sectors, most recently serving as Vice President. Ms. Atkins was an auditor with Price Waterhouse in Toronto, Canada, from 1979 to 1981. She has been a member of the Canadian Institute of Chartered Accountants since 1981 and is a certified public accountant.

          Dr. Frank M. Gambino (age 53) has been a director of Spartan Stores since 2003. Dr. Gambino is a Professor of Marketing and the Director of the Food & Consumer Package Goods Marketing Program in the Haworth College of Business at Western Michigan University. He has been on the WMU faculty since 1984. Prior to joining WMU he had over 15 years of experience in the retail food industry. Dr. Gambino remains active within the food and consumer package goods industries at both the national and regional level. He is a frequent speaker, trainer and consultant to a diverse group of industry organizations. Currently, he serves on the Retail Site Development Committee for Wakefern Food Corporation of Elizabeth, New Jersey, which is an advisory committee that reports to the Wakefern Board of Directors. He is also secretary to the Western Michigan University Food Industry Advisory Board. He is a past member of the board of directors for Alliance Foods and the Food Distribution Research Society and past senator to the WMU Faculty Senate. He has served and continues to serve on several industry advisory groups including with such organizations as the National Grocers Association and the Food Marketing Institute.

          Timothy J. O'Donovan (age 62) has been a director of Spartan Stores since 2003. Mr. O'Donovan is the Chairman of the Board of Wolverine World Wide, Inc., a footwear company whose common stock is listed on the New York Stock Exchange, a position he has held since April 2005. From April 2005 to April 2007, he served as Chief Executive Officer of Wolverine in addition to his duties as Chairman of the Board. Mr. O'Donovan was President and Chief Executive Officer of Wolverine from April 2000 until April 2005, and has been a director of Wolverine since 1993. From 1996 to April 2000, Mr. O'Donovan was the Chief Operating Officer and President of Wolverine. Before 1996, Mr. O'Donovan was Executive Vice President of Wolverine. Mr. O'Donovan is also a director of Kaydon Corporation, a designer and manufacturer of bearing systems whose stock is traded on the New York Stock Exchange.

Board Committees

          Spartan Stores' Board has four standing committees:

•	the Executive Committee;

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

          The table below shows the current membership of each Board committee and the number of meetings each Committee held in 2006.

BOARD OF DIRECTORS COMMITTEE MEMBERSHIP

Director	Independent Director	Executive Committee	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
M. Shân Atkins	Y		✓		✓
Dr. Frank M. Gambino	Y			✓	✓
Frederick J. Morganthall, II	Y		✓		✓
Elizabeth A. Nickels	Y	✓	C		✓
Timothy J. O'Donovan	Y	✓		C	✓
Kenneth T. Stevens	Y		✓		✓
Craig C. Sturken	N	C
James F. Wright	Y	✓		✓	C
Number of Meetings in Fiscal 2007		2	9	5	4

Y	=	Independent under NASDAQ independence standards for directors generally and for each Committee on which the director serves.
C	=	Chair of Committee
✓	=	Member of Committee

          Executive Committee. The Executive Committee has the full power and authority of the Board to manage the business affairs and property of Spartan Stores between meetings of the full Board. The Executive Committee has authority to recommend to the Board a successor to the Chief Executive Officer when a vacancy occurs.

          Audit Committee. The Board of Directors has appointed the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal control, and legal compliance. The Audit Committee oversees management and the independent auditors in the Company's accounting and financial reporting processes and audits of the Company's financial statements. The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls. The Audit represents the Board in oversight of:

•	the integrity of the financial statements of the Company;

•	the Company's system of disclosure controls and procedures and internal controls over financial reporting;

•	the independence and performance of the Company's independent auditors (who are ultimately responsible to the Board of Directors and the Audit Committee);

•	the performance of the Company's internal audit function; and

•	compliance by the Company with legal and regulatory requirements.

          The Audit Committee has direct authority and responsibility for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Audit Committee is also directly responsible for the resolution of disagreements between management and the independent auditors regarding financial reporting. The Audit Committee reviews the performance, independence, and objectivity of the independent auditors at least annually and takes or recommends to the full Board appropriate action to ensure the independence of the independent auditors. Independent auditors report directly to the Audit Committee.

          See "Independent Auditors-Audit Committee Approval Policies" for a discussion of the Audit Committee's procedures for approving services to be provided by the independent auditors to Spartan Stores and its subsidiaries.

          The Audit Committee operates under a charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          The Board of Directors has determined that Audit Committee members M. Shân Atkins, Elizabeth A. Nickels and Kenneth T. Stevens are Audit Committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an Audit Committee financial expert will not be deemed an expert for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an Audit Committee financial expert, and the designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

          Each member of the Audit Committee is independent, as that term is defined in Rule 4200(a)(15) and Rule 4350(d)(2)(A) of the National Association of Securities Dealers ("NASD").

          Compensation Committee. The Board of Directors has appointed the Compensation Committee to assist the Board of Directors in fulfilling its responsibilities relating to compensation of the Company's executive officers and the Company's compensation and benefit programs and policies. The Compensation Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

          The Compensation Committee has the authority and responsibility to:

•

determine and oversee the Company's executive compensation philosophy structure, policies and programs, and assess whether the Company's compensation structure establishes appropriate incentives for management and associates;

•

administer, amend, interpret or make recommendations to the Board of Directors with respect to retirement, stock incentive, cash incentive, welfare and other compensation and benefit plans of the Company that are approved by the Board of Directors ("Plans");

•

approve stock option and other stock incentive awards and authorize the issuance of shares of the Company's Common Stock, options and rights to acquire Common Stock, awards and units denominated in Common Stock, and other interests in the Company's Common Stock pursuant to Plans;

•

review and approve corporate and personal goals and objectives relevant to the compensation and evaluation of the Chief Executive Officer, and evaluate the performance of the Chief Executive Officer in light of those goals and objectives in coordination with the Nominating and Corporate Governance Committee; and

•	approve the base salary, annual bonus plan and award opportunities and long-term incentive plan and award opportunities of the Chief Executive Officer.

          The Compensation Committee also has additional powers, authority and responsibilities that are specified in the Compensation Committee Charter or delegated to the Compensation Committee by the Board of Directors or by Plans approved by the Board of Directors.

          Compensation Committee Processes and Procedures. The Compensation Committee typically awards stock options and restricted stock in May of each year, when the Company's results for the preceding year are available for review by the Compensation Committee. At the May meeting, the Compensation Committee typically reviews company financial results, executive performance, current compensation levels, and compensation data from Peer Group Companies. The Compensation Committee then establishes executive salaries, grants share-based awards if appropriate, and establishes goals and objectives for the then-current fiscal year.

          Consultants and Advisors. The Compensation Committee is authorized to engage consultants, advisors and legal counsel at the expense of the Company. The Compensation Committee's charter requires that any consultant engaged for the purpose of determining the compensation of executive officers must be engaged directly by the Committee and report to the Compensation Committee. The Compensation Committee has authority to approve contracts with and payment of fees and other compensation of consultants, advisors and legal counsel. In 2006, Hewitt Associates LLC, a compensation consulting firm, was engaged to provide research and analysis regarding compensation best practices and current information regarding compensation levels at companies of similar type, size, and financial performance (referred to in this Proxy Statement as the "Peer Group Companies"). Please see the Compensation Discussion and Analysis section of this Proxy Statement for more information.

          Participation by Management. The Company's compensation philosophy and the administration of its various compensation plans are determined by the independent directors of the Compensation Committee. Company policy and NASDAQ rules prohibit participation by the Chief Executive Officer in the process of determining his or her own compensation. The Company's executive officers serve as a resource to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request. In appropriate cases, in its discretion, the Compensation Committee may delegate its authority to the executive officers, being mindful that the Compensation Committee and the Board of Directors are responsible to the Company's shareholders to perform the functions and fulfill the responsibilities charged to the Compensation Committee under its Charter. The Compensation Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to such limitations and reporting responsibilities as the Compensation Committee in its discretion may require. The Compensation Committee will not delegate to executive officers its authority to approve awards of stock options or other stock compensation.

          Although the Compensation Committee makes many of the most significant compensation decisions in the first quarter of the fiscal year, the Company's compensation planning process neither begins nor ends with any particular Committee meeting.

Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance, and consideration of the business environment are year-round processes for the Compensation Committee and the full Board of Directors.

          Additional information regarding the Company's compensation philosophy and the Compensation Committee's processes and procedures is set forth in the Compensation Discussion and Analysis section of this Proxy Statement.

          The Compensation Committee operates under a charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          Each member of the Compensation Committee is independent, as that term is defined in Rule 4200(a)(15) of the NASD.

          Nominating and Corporate Governance Committee. The Board of Directors has appointed the Nominating and Corporate Governance Committee to assist the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company's corporate governance. The Committee has full power and authority to perform the responsibilities of a pubic company nominating and corporate governance committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

          The Committee has the authority and responsibility to:

•	determine, review, administer, interpret, amend and make recommendations to the Board of Directors regarding the Company's corporate governance policy;

•

review and recommend to the Board of Directors any changes in the size and composition of the Board of Directors and develop and recommend to the Board of Directors criteria for the selection of candidates for election as directors;

•	provide the independent director oversight of nominations for election to the Board of Directors contemplated by NASD rules;

•

lead the search for individuals qualified to become members of the Board of Directors, review the qualifications of candidates for election to the Board of Directors, and assess the qualifications, contributions and independence of incumbent directors standing for re-election to the Board of Directors;

•

recommend to the Board of Directors the candidates to be nominated and recommended by the Board of Directors for election to the Board of Directors at each annual meeting of shareholders or to be appointed by the Board of Directors to fill a vacancy on the Board of Directors;

•

develop and recommend to the Board of Directors for its approval an annual evaluation process for the Board of Directors, and its standing committees, and conduct and discuss with the Board of Directors the annual performance evaluation;

•

evaluate periodically the performance, authority, operations, charter and composition of each standing or ad hoc committee of the Board of Directors and recommend to the Board of Directors any changes the Committee determines to be appropriate;

•

review and make recommendations to the Board of Directors on the Board of Director policies and practices relating to corporate governance, independence of directors, conflicts of interest, ethics, and business conduct;

•	review and make recommendations to the Board of Directors regarding response to proposals of shareholders that relate to corporate governance.

          The Nominating and Corporate Governance Committee also has additional powers, authority and responsibilities specified in its charter or delegated to the committee by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          Under the Corporate Governance Policy, so long as the chair of the Board is also the chief executive officer of Spartan Stores, the chair of the Nominating and Corporate Governance Committee will act as the principal liaison between the independent directors and the Board chair. The chair of the Nominating and Corporate Governance Committee will coordinate, develop the agenda for and chair meetings of the directors in executive session.

          Each member of the Nominating and Corporate Governance Committee is "independent" as that term is defined in Rule 4200(a)(15) of the NASD.

Independent Auditors

Independent Auditors' Fees

          The aggregate fees billed by Deloitte & Touche LLP to Spartan Stores and its subsidiaries for fiscal 2007 and fiscal 2006 are as follows:

	Fiscal 2007	Fiscal 2006

Audit Fees(1)	$ 619,037	$ 599,291
Audit-Related Fees(2)	46,720	225,383
Tax Fees(3)	338,542	309,905
All Other Fees	--	--

____________________

(1)	Audit services consist of the annual audit of the financial statements and internal control over financial reporting, reviews of quarterly reports on Form 10-Q, and related consultations.

(2)	Audit-related services consist principally of services related to employee benefit plan audits and other consultations not arising as part of the audit.

(3)

Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC's rules on auditor independence. Tax compliance and preparation fees account for $321,156 and $284,905 of the total tax fees for fiscal 2007 and fiscal 2006, respectively.

          Deloitte & Touche LLP did not provide any services to Spartan Stores or its subsidiaries related to financial information systems design and implementation during the past two fiscal years.

Audit Committee Approval Policies

          The Audit Committee Charter provides the policy and procedures for the approval by the Audit Committee of all services provided by Deloitte & Touche LLP. The charter requires that all services provided by the independent auditors, including audit-related services and non-audit services, must be pre-approved by the Audit Committee. The charter allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors' services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The charter also provides that the Audit Committee has authority and responsibility to approve and authorize payment of the independent auditors' fees. Finally, the charter sets forth certain services that the independent auditors are prohibited from providing to Spartan Stores or its subsidiaries. All of the services described above were approved by the Audit Committee. None of the audit-related fees or tax fees were approved by the Audit Committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, although the Audit Committee Charter allows such approval.

Audit Committee Report

          The Board of Directors has appointed the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal control, and legal compliance. The Committee oversees management and the independent auditors in the Company's accounting and financial reporting processes and audits of the Company's financial statements. The Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls.

          The Committee acts under a charter which has been adopted by the Board of Directors and is available on the Company's website at www.spartanstores.com. The Audit Committee reviews the adequacy of the charter at least annually. The Board of Directors annually reviews the NASDAQ standards for independence for audit committee members and has determined that each member of the Audit Committee is independent. Three members of the Audit Committee are audit committee financial experts under Securities and Exchange Commission rules.

          Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting, the Company's disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company's financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on management's assessment of the Company's internal control over financial reporting.

          The Audit Committee has reviewed, and discussed with management and the independent auditors, the Company's audited financial statements for the year ended March 31, 2007, management's assessment of the effectiveness of the Company's internal controls over financial reporting, and the independent auditors' attestation report on management's assessment of the Company's internal controls over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors their independence. This included consideration of the compatibility of non-audit services with the auditors' independence.

          Based on the reviews and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Spartan Stores' Annual Report on Form 10-K for the year ended March 31, 2007.

Respectfully submitted,

Elizabeth A. Nickels, Chair
Kenneth T. Stevens
M. Shân Atkins
Frederick J. Morganthall

Ownership of Spartan Stores Stock

Five Percent Shareholders

          The following table sets forth the number of shares of Spartan Stores common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of Spartan Stores' outstanding shares of common stock as of June 15, 2007. This information is based entirely on the most recent Schedule 13-G or amendment filed by the listed party as of June 15, 2007. The Company is not responsible for the accuracy of this information.

Name of Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Total Beneficial Ownership	Percent of Class(1)

Barclays Global Investors, NA(2) 45 Fremont Street San Francisco, California 94105	2,401,984	0	2,477,706	2,477,706	11.4%

(1)	The percentages set forth in this column were calculated on the basis of 21,817,538 shares of common stock outstanding as of June 20, 2007.

(2)

Based on a Schedule 13G dated as of December 31, 2006. Barclays Global Investors includes Barclays Global Fund Advisors, which reports beneficial ownership of 352,025 shares, over all of which it has sole power to dispose and direct the vote.

          The table on the following page sets forth the number of shares of Spartan Stores common stock that each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of Spartan Stores as a group are deemed to have beneficially owned as of April 13, 2007:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)

Theodore C. Adornato	48,267	--	48,267	*
M. Shân Atkins	10,764	--	10,764	*
Dennis Eidson	76,337	--	76,337	*
Dr. Frank M. Gambino.	7,262	--	7,262	*
Frederick S. Morganthall, II	1,460	--	1,460	*
Elizabeth A. Nickels	13,561	--	13,561	*
Timothy J. O'Donovan	7,262	5,000	12,262	*
David M. Staples	90,667	--	90,667	*
Kenneth T. Stevens	8,923	--	8,923	*
Craig C. Sturken	236,723	7,500	244,223	1.1%
Thomas A. Van Hall	64,161	9,000	73,161	*
James F. Wright	9,880	--	9,880	*
All directors, nominees and executive officers as a group (12 persons)	575,267	21,500	596,767	2.8%
___________________________
*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of April 13, 2007.

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after April 13, 2007. Each listed person having such stock options and the number of shares subject to such options is shown in the chart below:

Theodore C. Adornato	4,187
Dennis Eidson	12,687
David M. Staples	18,625
Craig C. Sturken	64,812
Thomas A. Van Hall	18,459
All directors, nominees and executive officers as a group	118,770

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(4)

The percentages set forth in this column were calculated on the basis of 21,661,688 shares of common stock outstanding as of April 13, 2007, plus shares of common stock subject to options held by the applicable listed person or persons that are currently exercisable or that will be exercisable within 60 days after April 13, 2007. Shares subject to such options are considered to be outstanding for purposes of this table. The number of shares subject to such options for each listed person that has such options is set forth in footnote (2) above.

Spartan Stores' Executive Officers

          Spartan Stores' executive officers are appointed annually by, and serve at the pleasure of, the Board or the Chief Executive Officer.

          Biographical information for Mr. Sturken is included above in the "Board of Directors" section of this Proxy Statement. The following sets forth biographical information as of April 13, 2007 concerning Spartan Stores' executive officers who are not directors:

          Theodore C. Adornato (age 53) has been Executive Vice President Retail Operations since 2003. Mr. Adornato served as Regional Vice President of Tops Markets, L.L.C., Eastern Region, a subsidiary of Royal Ahold, from 1998 to 2003. Previously, Mr. Adornato held various management positions with Tops Markets and Acme Markets, Inc.

          Dennis Eidson (age 53) was appointed to the position of Executive Vice President and Chief Operating Officer on February 13, 2007. Prior to that time, he had served as the Company's Executive Vice President Marketing and Merchandising since 2003. Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P's Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P's Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P's Farmer Jack division from June 1997 to March 2000.

          David M. Staples (age 44) has been Executive Vice President since November 2000 and Chief Financial Officer since January 2000. Mr. Staples also served as Vice President Finance from January 2000 to November 2000. Mr. Staples oversees information technology, real estate, finance, and safety. From December 1998 to January 2000, Mr. Staples served as Divisional Vice President Strategic Planning and Reporting of Kmart Corporation and from June 1997 to December 1998 he served as Divisional Vice President Accounting Operations. He is a certified public accountant.

          Thomas A. Van Hall (age 51) has been Vice President Finance since March 2001. Prior to joining Spartan Stores, Mr. Van Hall served as Vice President - Planning and Analysis of the U.S. Foods Division of Sara Lee Corporation from May 2000 to May 2001. From December 1997 to May 2000, he was Vice President - Supply Chain and from 1991 to 1997 he served as Vice President - Finance of the Bil Mar Foods Division of Sara Lee Corporation. He is a certified public accountant.

          Derek Jones (age 38) has been Executive Vice President, Supply Chain since September 2006. From March 2004 to August 2006, Mr. Jones was Vice President of Distribution for Unisource Worldwide, Inc., a marketer and distributor of printing and imaging systems and equipment. From July 2000 to March 2004, Mr. Jones was Regional Vice President of Operations for Office Depot, Inc., a global supplier of office products and services.

          Alex J. DeYonker (age 57) has served as Executive Vice President, General Counsel and Secretary since October 2006. Mr. DeYonker joined the Company from Warner Norcross & Judd LLP, a Grand Rapids-based law firm with over 180 attorneys, where he had served as Managing Partner from 2002 to 2006 and Partner from 1988 until joining Spartan Stores. While at Warner Norcross, Mr. DeYonker served as General Counsel to Spartan Stores since 1995 and as the Company's Corporate Secretary since 2000. He was also a Company Board member from 1999 to 2003, serving on the Executive and Nominating Committees.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Overview

          The Board of Directors has appointed the Compensation Committee to assist the Board in fulfilling its responsibilities relating to compensation of the Company's executive officers and the Company's compensation and benefit programs and policies. The Committee has full power and authority to perform the responsibilities of a public company Compensation Committee under applicable law, regulations, stock exchange rules, and public company custom and practice. The Compensation Committee determines and implements the Company's executive compensation philosophy, structure, policies and programs, and administers and interprets the Company's compensation and benefit plans.

Objectives of Spartan's Compensation Programs

          The primary objectives of the Company's compensation are:

•	to attract, retain, motivate, and reward talented executives who are critical to the current and long-term success of the Company;

•	to promote the long-term profitable growth of the Company by linking compensation elements to the achievement of key strategic and financial goals;

•	to reward the Company's executives for individual performance; and

•	to align the interests of the executives with those of the shareholders by linking compensation to the Company's performance and share price.

          To achieve these objectives, the Compensation Committee and the Board evaluate individual executive performance and key strategic and financial metrics to determine each executive's level of compensation and opportunity for performance-based compensation. In general, the Compensation Committee seeks to provide targeted compensation levels that are consistent with the median (i.e., 50th percentile) of market practices for base salary, annual incentives, and long-term incentives. The Compensation Committee measures its compensation practices against companies that compete in the markets that the Company serves and within a broader group of companies of comparable size, financial performance, and complexity.

Pay for Performance

          The Company observes a "pay for performance" policy for executives, meaning that the Compensation Committee and the Board have implemented and intend to maintain compensation plans that link a substantial proportion of overall compensation to the achievement of key strategic, operational, and financial goals, and other non-financial goals that the Board considers important.

Elements of Compensation

          Executive compensation generally consists of the following elements:

•	base salary and general health and welfare benefits;

•	performance-based compensation, if any, under the Company's non-equity annual incentive plans;

•	participation in Spartan's shareholder-approved equity-based incentive plans; and

•	participation in Spartan's retirement plans.

          Each component of compensation, as well as the mix of each component, is designed to accomplish one or more of the four compensation objectives described above. The Compensation Committee and Board determine the portion of compensation allocated to each element for each individual named executive officer.

          Base Salary. Competitive base salaries are necessary to attract and retain well-qualified executives. The Compensation Committee determines the base salaries of executives by comparing each executive's position with similar positions in companies of similar type, size and financial performance (referred to in this section as "Peer Group Companies"). For fiscal 2007, the Peer Group Companies consisted of Big Lots, Inc., Brown Shoe Co. Inc., Gordon Food Services, Hannaford Brothers Company, Hy-Vee, Inc., Jo-Ann Stores, Inc., Linens-N-Things, Inc., Longs Drug Sores Corporation, Herman Miller, Inc., Payless Shoesource, Inc., The Pep Boys - Manny, Moe & Jack, Petco Animal Supplies, Inc., Petsmart, Inc. Pier 1 Imports, Inc., Ross Stores, Inc., Steelcase, Inc., Tractor Supply Co., and Universal Forest Products, Inc.

          Generally, the Compensation Committee believes that executive base salaries should be targeted at or near the median of the range of salaries for executives in similar positions at Peer Group Companies. Pursuant to employment agreements entered into with each of its named executive officers, Spartan Stores reviews the salary of each executive on an annual basis. The Compensation Committee typically conducts this review at the May meeting of the Board of Directors. Adjustments to base salaries are made as necessary in response to changes in market levels. Other factors considered by the Compensation Committee when adjusting individual base salaries are the executive's performance for the preceding fiscal year, the executive's current compensation, the executive's responsibilities and the Company's performance (determined by reference to pre-tax levels of earnings and levels of sales).

          Annual Incentive Award. We provide the opportunity for each of our executive officers to earn an annual cash incentive award ("Incentive Award"). Incentive Awards are paid under one of the Company's two non-equity incentive plans: the Spartan Stores, Inc. 2000 Annual Incentive Plan (the "2000 Annual Plan"), and the Spartan Stores, Inc. Annual Executive Incentive Plan of 2005 (the "2005 Annual Plan"). Both of the plans are designed to motivate executive officers and other participants who are in a position to make substantial contributions toward the achievement of goals established under the plans. The plans are designed to:

•	motivate participants to achieve Spartan Stores' annual financial and business objectives;

•	allow participants to share appropriately in Spartan Stores' financial success;

•	provide a competitive incentive compensation opportunity;

•	create a linkage between participant contribution and Spartan Stores' business and financial objectives; and

•	assist in the attraction, retention, and motivation of associates.

          For fiscal 2007, Mr. Sturken was the sole participant in the 2005 Annual Plan. The 2005 Annual Plan is designed to permit annual incentive compensation paid under that plan to be deductible under the Internal Revenue Code. Under the terms of the 2005 Annual Plan, the Compensation Committee may use only objective measures of financial performance specified in the Plan itself (or approved by the Company's shareholders at a later date), and it must specify the relationship between the level of the Incentive Award and the performance measure. Payment of Incentive Awards under the 2005 Annual Plan are entirely contingent on the achievement of specified objective measures of performance. The named executive officers other than Mr. Sturken received Incentive Awards under the 2000 Annual Plan in fiscal 2007. Under the terms of the 2000 Annual Plan, the Compensation Committee has more discretion to establish performance criteria (which may be subjective) and determine Incentive Award levels.

          For both plans, the Compensation Committee sets a target Incentive Award that approximates the 50th percentile for cash incentive awards at Peer Group Companies. Incentive Awards are paid to participants under the plans only if specified business objectives are achieved. For Messrs. Sturken, Staples, Adornato, and Eidson, the value of the Incentive Awards are solely dependent on the Company's achievement of specified levels of consolidated net earnings. For Mr. Van Hall, the value of the Incentive Award is determined primarily by the Company's consolidated net earnings, but also in part by the achievement of specified personal business objectives. Depending on the actual performance attained, the named executive officers may receive Incentive Awards, if any, ranging from 50% to 160% of the target bonus. The Company must meet its threshold consolidated net earnings level for any Incentive Awards to be paid to the named executive officers. For fiscal 2007, the Incentive Award paid to each named executive officer was calculated according to the following matrix:

	Percentage of Targeted Consolidated Net Earnings Achieved for Fiscal 2007	Percent of Target Bonus Paid*

	<90%	0%

Threshold	90%	50%
	95%	75%
Target	100%	100%
	105%	115%
	110%	130%
	115%	145%
Maximum	>120%	160%

*	The threshold, target, and maximum bonus for each named executive officer is reported in the Grants of Plan-Based Awards Table in this Proxy Statement.

          The Compensation Committee reviews Incentive Awards for our named executive officers and certain other employees annually to establish the financial objectives and award parameters for the current fiscal year. Incentive Awards are paid when the Company's results for the fiscal year become available (typically in May).

          Subject to Section 162(m) of the Internal Revenue Code and the terms of the Company's 2000 Annual Plan and 2005 Annual Plan, the Compensation Committee may make appropriate adjustments to financial methods used to determine Incentive Awards for events that are unrelated to executive performance, such as: asset write-downs, litigation settlements or judgments, changes in tax laws, accounting principles, or other laws affecting reported results, Company reorganization or restructuring, extraordinary nonrecurring items, acquisitions or divestitures, foreign exchange gains and losses, and other special charges or extraordinary items.

          Spartan's named executive officers and certain other key employees may elect to receive a portion of their Incentive Award in the form of Spartan Stores common stock pursuant to the Company's 2001 Stock Bonus Plan. Under the

Plan, participants who make such an election will receive an additional grant of shares in an amount equal to 30% of the percentage of the participant's bonus that he or she elects to receive in stock. The Plan is designed to create additional incentive for participants to make significant contributions to the long-term performance and growth of the Company and to join the interests of participants with the Company's shareholders.

          Equity-Based Incentive Awards. Spartan maintains two equity incentive plans that permit the Compensation Committee to award options, shares of restricted stock, and other equity awards to executives: the Spartan Stores, Inc. 2001 Stock Incentive Plan (the "2001 Incentive Plan") and the Spartan Stores, Inc. Stock Incentive Plan of 2005. Both plans have been approved by the Company's shareholders. Awards under Spartan's equity compensation plans are designed to:

•	align executive and shareholder interests;

•	reward executives and other key employees for building shareholder value; and

•	encourage long-term investment in Spartan.

          Equity incentive awards have several key advantages over cash compensation, including promoting executive retention through the use of vesting periods, aligning executive and shareholder interests by giving executives an ownership stake in the Company, and reducing the Company's compensation expense in the short run. For the last completed fiscal year, our long-term equity incentive awards consisted of grants of stock options and restricted stock.

          Restricted Stock. The Compensation Committee grants restricted stock to named executive officers and certain other key employees of the Company. Shares of restricted stock awarded in fiscal 2007 vest ratably over a five-year period from the date of the grant. This vesting schedule encourages executive retention and creates incentives for executives to focus on the long-term profitable growth of the Company. Grants of restricted stock have two key advantages over other forms of equity compensation:

•	Immediate Stock Ownership. The grant of restricted stock increases executives' ownership stake in the Company and immediately helps align their interests with those of the shareholders.

•

Efficient Use of Shares. Both restricted stock and options deliver share-based economic value, but restricted stock can provide more value with fewer shares compared to options. Therefore, the use of restricted stock is less dilutive to shareholders than options.

          Executives receive any dividends paid on unvested restricted shares. For information regarding accelerated vesting of restricted stock upon termination or a change-in-control of the Company, please see the section entitled "Potential Payments Upon Termination or Change-in-Control."

          Stock Options. The Compensation Committee awards stock options under the Company's equity incentive plans and sets the terms upon which options are granted, the number of shares subject to each option and the form of consideration payable upon the exercise of an option. In fiscal 2007, the Compensation Committee awarded stock options to each named executive officer. The options vest ratably over a four-year period beginning one year from the date of the grant and have a ten-year exercise period. The exercise price for options awarded in fiscal 2007 was equal to the average of the highest and lowest price of Spartan Stores common stock on the date of the grant. In May 2007, the Compensation Committee granted options for fiscal 2008 with an exercise price equal to the closing price of Spartan Stores common stock on date of the grant.

          The Board of Directors has long believed that the process by which the Company awards stock options and other share-based compensation must be transparent, fair, and compliant with all applicable legal requirements and exchange rules. For these reasons, the Board of Directors has adopted a Stock Option and Share Based Award Policy which provides, among other provisions, that:

•

Share based awards will not be back-dated. No share based award may have an effective date earlier than the actual date of the action of the Board of Directors or authorized committee of the Board of Directors to approve the award;

•	The exercise price for all share based awards will be based on the market value of Spartan Stores common stock on the effective date of award (as defined under the applicable plan);

•

The Company will not time its release of material non-public information for the purpose of affecting the value of executive compensation, or time the grant of compensation awards to take advantage of material non-public information;

•

Only the Board of Directors or the Compensation Committee, which consists entirely of independent directors, will approve share based awards. This authority may not be delegated to executive officers or associates; and

•	All share based awards to the Company's executive officers and directors will be timely reported pursuant to Section 16 of the Securities and Exchange Act of 1934.

          A copy of the Stock Option and Share Based Award Policy is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

Quantity and Mix of Awards

          The Compensation Committee determines the number of shares of restricted stock and number of shares subject to options granted to each named executive officer. In making its determinations, the Compensation Committee takes into consideration the executive's level of responsibility, the individual's performance during the preceding fiscal year, the availability of shares under the Company's equity-based compensation plans, and compensation practices of the companies within the Peer Group. The Compensation Committee seeks to provide share-based compensation to each named executive officer that targets a total economic value that is generally consistent with the 50th percentile for such compensation paid to executives in similar positions at the Peer Group Companies.

          When determining the mix of share-based awards, the Compensation Committee considers factors such as the short-term and long-term compensation expense to the Company, the economic value delivered to the executives, the overall level of share ownership by the executives, and share availability under Company plans. For fiscal 2007, the Compensation Committee determined that option awards would account for approximately 25% of the value of the share-based compensation awarded to each named executive officer, and restricted stock would account for the remaining 75%. This is consistent with the mix of awards to named executive officers in fiscal 2006.

Stock Ownership Guidelines

          Spartan's Board of Directors has established stock ownership guidelines for corporate officers. These guidelines are designed to ensure that officers face the same downside risk and upside potential as shareholders.

          Under these guidelines, the Company's executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a specified multiple of the executive's annual base salary. The multiples are as follows:

Position	Multiple of Base Salary

Chief Executive Officer	3x
Executive Vice Presidents	2x
Vice Presidents and Division Vice Presidents	1x

          Each executive is expected to achieve the target value within three years of the date of the individual's appointment as an executive. Until the specified level of ownership is achieved, executives are required to hold at least 25% of all restricted stock granted to them, and designate at least 20% of any annual bonus granted under the Company's 2000 Annual Plan or 2005 Annual Plan for the purchase of Spartan Stores' stock. As of March 31, 2007, all of the Company's executive officers were in compliance with the Company's stock ownership policy.

Personal Benefits, Perquisites, and Loans

          Spartan Stores has long believed that compensation in the form of executive perquisites and personal benefits do not provide transparency for shareholders or efficiently serve the goals of the Company's compensation programs. Consequently, such benefits play a very minor role in the Company's compensation program. Spartan Stores does not provide perquisites such as club memberships, use of private aircraft, use of automobiles owned or leased by the Company, personal travel financed by the Company, security details, commuting expenses, clothing, jewelry, or discounts that are not available to all employees. Spartan Stores does not make loans or extend credit to its directors or executive officers. None of Spartan Stores' directors or executive officers was indebted to the Company in fiscal 2007.

Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. It is Spartan Stores' policy to qualify as much of the compensation paid to its officers as possible for deductibility under Section 162(m). However, under appropriate circumstances, Spartan Stores may approve compensation that is not deductible under Section 162(m) if it determines that it would be in the best interests of Spartan Stores and its shareholders for such compensation to be paid. No officer's total compensation for fiscal 2007 exceeded the limitations on deductibility under Section 162(m).

SUMMARY COMPENSATION TABLE

          The following table shows certain information concerning the compensation earned by the Chief Executive Officer, Chief Financial Officer, and each of the Company's three most highly compensated executive officers who served in positions other than the Chief Executive Officer or Chief Financial Officer (together with the CEO and CFO, the "named executive officers") during the fiscal year ended March 31, 2007.

Name and Principal Position	Year	Salary ($)	Stock Awards (1)(2) ($)	Option Awards (1)(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(5) ($)	All other Compen- sation(6) ($)	Total ($)

Craig C. Sturken, CEO	2007	$ 631,548	$ 312,001	$ 125,493	$ 814,771	$ 32,959	$ 60,939	$ 1,977,711

David M. Staples, CFO	2007	331,564	95,886	38,255	267,347	19,326	25,223	777,601

Dennis Eidson, EVP and COO	2007	338,854	95,886	24,961	339,140	14,337	29,116	842,294

Theodore C. Adornato, EVP Retail Operations	2007	259,627	67,700	27,706	214,400	11,021	20,540	600,994

Thomas A. Van Hall, VP Finance	2007	199,991	53,690	18,919	108,445	9,440	16,227	406,712
____________________
(1)

These amounts represent the portion of the fair value of restricted stock and options recognized as expense for financial statement reporting purposes in accordance with SFAS No. 123(R), Share Based Payment, and do not represent cash payments to or amounts realized by the named executive officers. Under SFAS 123(R), the fair value of the restricted stock and options are recognized ratably over the vesting period. For details regarding the assumptions used in the valuation of share-based awards, see Note 11, Stock-Based Compensation, to the audited financial statements of Spartan Stores, Inc. contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(2)	See the Grants of Plan-Based Awards table and accompanying narrative below for information regarding the vesting schedule and other terms of the grant of restricted stock to named executive officers.

(3)	See the Grants of Plan-Based Awards table and accompanying narrative below for information regarding the vesting schedule and other terms of the grant of options to named executive officers.

(4)

The amounts reported in this column represent payments pursuant to the 2005 Annual Plan (for Mr. Sturken) and the 2000 Annual Plan (for all other named executive officers). Please see the Compensation Discussion and Analysis section of this Proxy Statement for details regarding how these amounts are determined.

(5)

The amounts reported in this column consist of the change in the actuarial present value of the named executive officer's accumulated benefit under the Spartan Stores Cash Balance Pension Plan and Supplemental Executive Retirement Plan, computed as of the pension plan measurement date used for financial statement reporting purposes (December 31). For more information, see the Pension Benefits section of this Proxy Statement and Note 9, Associate Retirement Plans, to our Consolidated Financial Statements for the Fiscal Year Ended March 31, 2007. Earnings on non-qualified deferred compensation are reported below on the Non-Qualified Deferred Compensation table.

(6)

"All Other Compensation" includes the value of Company matching contributions to each executive's qualified and non-qualified retirement plans, dividends on restricted stock awards, and company paid life insurance premiums (a benefit that is generally available to the Company's salaried employees). None of the Company's named executive officers received perquisites or personal benefits having an aggregate value of $10,000 or greater. The following table provides details regarding all other compensation paid to named executive officers:

Name	Qualified Savings Plan Match	Nonqualified Savings Plan Match	Dividends on Restricted Stock	Insurance Premiums	Total

Mr. Sturken	$6,050	$19,252	$35,438	$199	$60,939
Mr. Staples	5,215	8,871	10,938	199	25,223
Mr. Eidson	5,291	12,688	10,938	199	29,116
Mr. Adornato	5,976	6,646	7,719	199	20,540
Mr. Van Hall	5,666	4,806	5,556	199	16,227

Grants of Plan-Based Awards

          The following table provides information concerning each grant of an award made to the named executive officers in the last completed fiscal year.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Craig C. Sturken	5/10/2006 5/10/2006 5/10/2006	$ 254,616	$ 509,232	$ 814,771	63,000	53,000	$ 13.70	$ -- 863,100 250,502

David M. Staples	5/10/2006 5/10/2006 5/10/2006	83,546	167,092	267,347	17,500	12,000	13.70	-- 239,750 56,717

Dennis Eidson	5/10/2006 5/10/2006 5/10/2006	105,981	211,962	339,140	17,500	12,000	13.70	-- 239,750 56,717

Theodore C. Adornato	5/10/2006 5/10/2006 5/10/2006	67,000	134,000	214,400	12,500	8,000	13.70	-- 171,250 37,812

Thomas A. Van Hall	5/10/2006 5/10/2006 5/10/2006 5/29/2007	52,408	80,628	114,492	9,000 188 (4)	6,000	13.70	-- 123,300 28,359 4,880
___________________
(1)

The amounts reported in these columns are not actual awards; they represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for fiscal 2007 under the 2005 Annual Plan (for Mr. Sturken) and the 2000 Annual Plan (for all other executive officers). The actual amount earned by each named executive officer for fiscal 2007 is reported in the Summary Compensation Table. For details regarding how these amounts are determined, see the Compensation Discussion and Analysis section of this Proxy Statement.

(2)

In accordance with the 2001 Incentive Plan, the exercise price per share equals the average of the high and low sales price of Spartan Stores common stock on Nasdaq on the date that the Compensation Committee grants the options (i.e., May 10, 2006). The closing price on May 10, 2006 was $13.66 per share.

(3)

Amount reported is the aggregate grant date fair value determined in accordance with SFAS No. 123(R), Share Based Payment, and do not represent cash payments to or amounts realized by the named executive officers. For valuation assumptions, see Note 11, Stock-Based Compensation, to our consolidated audited financial statements for the fiscal year ended March 31, 2007.

(4)

These shares were awarded to Mr. Van Hall under the terms of the Company's 2001 Stock Bonus Plan. Mr. Van Hall elected to receive a portion of his fiscal 2007 bonus in shares of the Company Common Stock under the Plan. Pursuant to the terms of the Plan, Mr. Van Hall received additional shares of the Company's common stock having a value of 30% of the bonus deferred. The additional shares are reported on this table. The value of the fiscal 2007 bonus earned by Mr. Van Hall is reported on the Summary Compensation Table. Please see the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the 2001 Stock Bonus Plan.

Discussion of Summary Compensation and Plan-Based Awards Tables

          The Company paid the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth in above in the "Compensation Discussion and Analysis" section of this Proxy Statement. A summary of certain material terms of our compensation plans and arrangements is set forth below.

          Salary; Employment Agreements. Each named executive officer is paid a salary pursuant to an employment agreement with the Company. For information regarding determination of base salaries, see the Compensation Discussion and Analysis section of this Proxy Statement.

          The Company has entered into an Executive Employment Agreement with each of its executive officers. Under the terms of each Agreement, the Company will employ the executive as an officer of the Company for an indefinite period of time. Each executive officer receives a base salary that will be reviewed annually and is eligible to participate in any of the Company's bonus programs. Each executive officer's employment terminates automatically in the event of death, and the Company may terminate the executive's employment for disability or for cause. Please see the Potential Payments Upon Termination or Change-in-Control section of this Proxy Statement for detailed information regarding payments to executive officers upon termination of employment for any reason).

          Bonus. No discretionary bonuses were awarded to the named executive officers in fiscal 2007. For a discussion of the non-equity incentive awards made to named executive officers in fiscal 2007, see the "Annual Incentive Award" information in the Compensation Discussion and Analysis section of this Proxy Statement. For information on pension benefits and non-qualified deferred compensation, please see the tables and accompanying narrative below.

          Non-Equity Incentive Plan Awards. Non-equity incentive plan awards are paid to executives under the 2000 Annual Plan or the 2005 Annual Plan. Awards are paid to participants only if the Company achieves specified levels of consolidated net earnings for the fiscal year. The range of awards for the fiscal year is typically determined each May by the Compensation Committee, and awards, if any, are typically paid the following May after the Company's year-end financial results are available. For details regarding how non-equity incentive awards are determined and paid, see the information regarding annual incentive plan awards in the Compensation Discussion and Analysis section of this Proxy Statement.

          Options. All options granted to named executive officers in fiscal 2007 were granted pursuant to the Company's Spartan Stores, Inc. 2001 Incentive Plan. The options are exercisable in four equal yearly increments. In other words, one-fourth of the option becomes exercisable on the first anniversary of the grant date, the second one-fourth becomes exercisable on the second anniversary of the grant date, the third one-fourth becomes exercisable on the third anniversary of the grant date and the final one-fourth becomes exercisable on the fourth anniversary of the grant date (May 10, 2010). All options were granted for a term of 10 years. Options terminate, subject to limited exercise provisions, in the event of death or other termination of employment. The exercise price of the options may be paid in cash or by surrendering shares of Spartan Stores common stock that the option holder has owned for at least six months.

          Restricted Stock. All shares reported in this column were awarded to the named executive officers pursuant to the 2001 Incentive Plan. The shares vest in five equal yearly increments. In other words, the first one-fifth of the shares vest on the first anniversary of the grant date, the second one-fifth of the shares vest on the second anniversary of the grant date, the third one-fifth of the shares vest on the third anniversary of the grant date, the fourth one-fifth of the shares vest on the fourth anniversary of the grant date, and the final one-fifth of the shares vest on the fifth anniversary of the grant date (May 10, 2011). Dividends are paid on shares of restricted stock at the rate dividends are paid on common stock.

          All Other Compensation. The amounts reported under "All Other Compensation" include dividends paid on restricted stock awards (which are paid at the same rate as dividends paid on the Company's common stock), matching payments for contributions to the Company's qualified retirement plans, and the dollar value of premiums paid by the Company for group term life insurance for the named executive officers. The Company pays group term life insurance premiums for all of its employees.

          The following table provides information concerning unexercised options; and stock awards that have not vested; and equity incentive plan awards for each named executive officer outstanding as of March 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Craig C. Sturken	- 4,687 - 37,500	53,000 14,063 9,375 -	$ 13.70 11.50 3.25 2.39	5/10/2016 5/11/2015 5/12/2014 3/3/2013	141,750	$ 3,798,900

David M. Staples	- - - -	12,000 4,688 3,125 12,500	13.70 11.50 3.25 2.29	5/10/2016 5/11/2015 5/12/2014 5/7/2013	43,750	1,172,500

Dennis Eidson	- 1,562 - 5,000	12,000 4,688 3,125 -	13.70 11.50 3.25 2.44	5/10/2016 5/11/2015 5/12/2014 3/17/2013	43,750	1,172,500

Theodore C. Adornato	- - - -	8,000 3,282 2,188 3,750	13.70 11.50 3.25 5.65	5/10/2016 5/11/2015 5/12/2014 12/08/2013	30,875	827,450

Thomas A. Van Hall	- 750 - - 8,428	6,000 2,250 1,563 6,250 -	13.70 11.50 3.25 2.29 10.25	5/10/2016 5/11/2015 5/12/2014 5/7/2013 5/9/2011	22,225	595,630
____________________

(1)	All exercisable options are fully vested.

(2)	The market value reflected in this column is based on a closing market price of $26.80 on March 30, 2007.

(3)	The following table sets forth the vesting dates for unvested option awards and restricted stock awards to each named executive officer as of March 31, 2007:

	Craig C. Sturken		David M. Staples		Dennis Eidson		Theodore C. Adornato		Thomas A. Van Hall
Vesting Date	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)
5/7/2007	-	-	12,500	-	-	-	-	-	6,250	-
5/10/2007	13,250	12,600	3,000	3,500	3,000	3,500	2,000	2,500	1,500	1,800
5/11/2007	4,687	11,250	1,562	3,750	1,562	3,750	1,094	2,625	750	1,900
5/12/2007	4,688	11,250	1,563	3,750	1,563	3,750	1,094	2,625	781	1,875
12/8/2007	-	-	-	-	-	-	3,750	-	-	-
5/10/2008	13,250	12,600	3,000	3,500	3,000	3,500	2,000	2,500	1,500	1,800
5/11/2008	4,688	11,250	1,563	3,750	1,563	3,750	1,094	2,625	750	1,900
5/12/2008	4,688	11,250	1,563	3,750	1,563	3,750	1,094	2,625	782	1,875
5/10/2009	13,250	12,600	3,000	3,500	3,000	3,500	2,000	2,500	1,500	1,800
5/11/2009	4,687	11,250	1,562	3,750	1,562	3,750	1,094	2,625	750	1,900
5/12/2009	-	11,250	-	3,750	-	3,750	-	2,625	-	1,875
5/10/2010	13,250	12,600	3,000	3,500	3,000	3,500	2,000	2,500	1,500	1,800
5/11/2010	-	11,250	-	3,750	-	3,750	-	2,625	-	1,900
5/10/2011	-	12,600	-	3,500	-	3,500	-	2,500	-	1,800

Option Exercises and Stock Vested Table

          The following table provides information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the last completed fiscal year for each of the named executive officers on an aggregated basis.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Craig C. Sturken	46,875	$505,063	22,500	$304,763
David M. Staples	116,031	1,080,166	7,500	101,588
Dennis Eidson	6,563	84,822	7,500	101,588
Theodore C. Adornato	9,687	138,383	5,250	71,111
Thomas A. Van Hall	61,103	433,509	3,775	51,138
______________________

(1)

The dollar values reported in this column are calculated by determining the difference between the average of the highest and lowest market price of the securities underlying the options and the exercise prices of the options on the dates of exercise.

(2)	The dollar values reported in this column are calculated using the market value of the stock on the date of vesting.

Pension Benefits

          Spartan Stores' Pension Plan utilizes a cash balance formula. Under the formula in the amended and restated Spartan Stores, Inc. Cash Balance Pension Plan, principal credits are added annually to a participant's "account." There are two types of principal credits: basic credits and transition credits. The basic credit formula has been periodically amended and was suspended for the period beginning April 1, 2003 and ending March 31, 2004. As of April 1, 2004, basic credits were reinstated. As of April 1, 2004, the basic credit formula equals a percentage of the participant's compensation based upon a participant's years of service at the beginning of the calendar year in accordance with the following table:

Years of Service as of January 1	Percentage of Participant's Compensation

0 - 5	2.5%
6 - 15	3
16 - 25	4
26 or more	5

          In addition to the basic credit, a participant may be eligible to receive a transition credit equal to a percentage of the participant's compensation based upon the participant's age on the first day of the calendar year.

          Transition credits are available for 1998 through 2007 calendar years for associates that were participants at time of the conversion to the Cash Balance Pension Plan, however, no named executive officer is eligible for these credits.

          In addition to the principal credits, interest credits are also added annually to a participant's account based upon the participant's account balance as of the last day of the immediately preceding calendar year. Effective as of April 1, 2004, the interest rate used for this purpose is the average of the 10-year Treasury interest rate over the 12 months ending in November of the prior calendar year.

          Upon termination of employment, a participant will be entitled to his or her vested accrued benefit, which can be distributed either in a monthly annuity or in a lump sum. A participant is considered vested after 5 years of vested service. For the calendar years beginning January 1, 2004 a year of vested services is credited for each calendar year that a participant is credited with 1,000 hours of service. If distributed in a lump sum, the participant's benefit generally will be equal to the participant's account balance.

          All non-union associates of Spartan Stores, Inc. or Spartan Stores Associates, LLC, except associates who are classified as store security, are eligible to participate. A participant's years of service for vesting purposes includes all service with the Company, including service in an ineligible job classification. However, for purposes of determining the participant's service for basic and transition credit purposes, years of service generally only includes employment while a participant in the Plan.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)

Craig C. Sturken	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	3.75 3.75	$ 28,286 94,949

David M. Staples	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	6.92 6.92	56,286 52,740

Dennis Eidson	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	3.75 3.75	23,248 28,845

Theodore C. Adornato	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	2.00 2.00	17,124 14,214

Thomas A. Van Hall	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	5.67 5.67	42,472 6,323
__________________

(1)

Represents the actuarial present value of the named executive officer's accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes (December 31). For more information, see Note 9, Associate Retirement Plans, to our Consolidated Financial Statements for the Fiscal Year Ended March 31, 2007.

(2)	None of our named executive officers received a distribution from any pension plan during the fiscal year ended March 31, 2007.

Nonqualified defined contribution plans and other nonqualified deferred compensation plans.

          Spartan Stores maintains two nonqualified deferred compensation plans: the Supplemental Executive Retirement Plan ("SERP"), which provides nonqualified deferred compensation benefits to Spartan Stores' officers, and the Supplemental Executive Savings Plan (the "SESP"), which is a nonqualified deferred compensation plan for Spartan Stores' officers and director-level associates.

          The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Pension Plan due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the "statutory limits." Accordingly, each officer's benefit under the SERP is equal to the officer's benefit that would have accrued under the Pension Plan but for the operation of the statutory limits, minus the accrued benefit actually payable to the officer under the Pension Plan calculated in accordance with the statutory limits.

          Benefits under the SERP are paid from Spartan Stores' general assets. There is no separate trust that has been established to fund benefits.

          Participants in the SESP may defer up to 50% of base salary and up to 100% of any bonuses under the plan. This opportunity is in addition to a participant's savings opportunity under the qualified Spartan Stores, Inc. Savings Plus Plan. Participants in the SESP are also entitled to a Company-matching contribution which mirrors the matching contribution under the Savings Plus Plan, except the limitations of the Internal Revenue Code do not apply. Therefore, based on the current level of matching contributions being made to the Savings Plus Plan, to the extent a participant defers at least a total of 6% of his or her actual compensation (including deferrals) to the SESP and the Savings Plus Plan each payroll period, the participant will receive a total match between the SESP and the Savings Plus Plan equal to 3% of his or her actual compensation (including deferrals) on a calendar year basis. The SESP provides participants with various investment alternatives, consisting primarily of mutual funds. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period. There is a vesting requirement for matching contributions for both the Savings Plus Plan and the SESP for participants hired January 1, 2004 and after equal to 20% per calendar year beginning in year 2, fully vested after 6 years of vested service receiving one year of vested service for each calendar year of 1,000 hours of credited service.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last FY(1) ($)	Registrant Contributions In Last FY(2) ($)	Aggregate Earnings In Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE(3) ($)
Craig C. Sturken	$ 31,580	$ 19,252	$ 55,673	$ -	$ 163,744
David M. Staples	17,895	8,871	50,737	-	146,557
Dennis Eidson	21,162	12,688	32,120	-	114,345
Theodore C. Adornato	7,795	6,646	8,321	-	35,095
Thomas A. Van Hall	4,008	4,806	9,151	-	33,067
___________________

(1)	All of the amounts in this column are also reported as either "Salary" or "Non-Equity Incentive Plan Awards" in the Summary Compensation Table on page 26.

(2)	All of the amounts in this column are also reported as "All Other Compensation" in the Summary Compensation Table on page 26.

(3)

The aggregate balance at last fiscal year-end shown in this column includes Company contributions in prior years which were reported as "All Other Compensation" on the Summary Compensation Table for the applicable year. Company contributions in prior years that have previously been reported for each named executive officer are as follows: $15,810 for Mr. Sturken, $10,940 for Mr. Staples, $14,603 for Mr. Eidson, $3,488 for Mr. Adornato, and $2,001 for Mr. Van Hall.

Potential Payments Upon Termination or Change-in-Control

Employment Agreements

          Spartan Stores has entered into an employment agreement with each named executive officer. Mr. Sturken's employment agreement provides that his employment may be terminated upon his death or disability, by Spartan Stores at will, by Mr. Sturken at his option upon 30 days' written notice to Spartan Stores, for cause (as defined in the employment agreement) or upon certain other events. Upon termination by Spartan Stores for any reason other than for cause or Mr. Sturken's death or disability, or upon termination by Mr. Sturken for good reason (as defined in the employment agreement), Mr. Sturken will receive the payments and benefits described and quantified on the tables below.

          Each of Spartan Stores' other executive officers has an employment agreement with Spartan Stores providing that if the officer's employment is terminated by Spartan Stores other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), the officer will receive the payments and benefits described and quantified on the tables below.

          Each named executive officer's employment agreement requires that the officer meet certain conditions to be eligible for severance pay, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

          Executives will not receive severance payments or benefits under the Executive Employment Agreements if they receive any payments or benefits under the Executive Severance Agreements, which are described below.

Executive Severance Agreements

          Each of Spartan Stores' executive officers has an executive severance agreement with Spartan Stores. Under these agreements, if the officer's employment with Spartan Stores terminates for reasons other than a nonqualifying termination (as described below) during a defined period (36 months for Mr. Sturken, 24 months for Executive Vice-Presidents, and 18 months for certain other officers) after a change in control (as described below) of Spartan Stores, then the officer will receive the payments and benefits described and quantified in the tables below.

          Spartan Stores will not provide benefits under the executive severance agreements in the event of a "nonqualifying termination." A nonqualifying termination is defined in the agreements as any of the following: termination by Spartan Stores for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

          The term "change in control" is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of Spartan Stores, (2) the majority of the Board being comprised of persons other than the current members of the Board or their successors whose nominations were approved by at least two-thirds of the Board, or (3) the approval by the shareholders of certain mergers, reorganizations, plans of dissolution or sales of substantially all of Spartan Stores' assets.

          The following table summarizes payments to each named executive officer upon termination for the reasons set forth below, assuming that the triggering event took place on March 31, 2007 (and that no change in control took place before the triggering event).

POTENTIAL PAYMENTS UPON TERMINATION NOT IN CONNECTION
WITH A CHANGE IN CONTROL

	Craig C. Sturken	David M. Staples	Dennis Eidson	Theodore C. Adornato	Thomas A. Van Hall
Termination Other than for Retirement, Death, Disability or Cause(1)(2)
Salary Continuation(3)	$ 636,540	$ 334,184	$ 410,000	$ 268,000	$ 201,571
Health Coverage Continuation (COBRA)(4)	9,814	14,442	10,137	4,802	14,340
Outplacement Assistance	10,000	10,000	10,000	10,000	10,000
Total	$ 656,354	$ 358,626	$ 430,137	$ 282,802	$ 225,911
Retirement, Death, or Disability (5)(6)
Restricted Stock Vesting(7)	$ 310,610	$ 91,973	$ 91,973	$ 64,992	$ 46,852
_____________________

(1)

Under the Employment Agreements with each named executive officer, the Company will provide severance payments and benefits only if the named executive officer is terminated by the Company at will (i.e., not for death, disability, or "cause" as defined in the agreements), or if the executive terminates the employment for "good reason," as defined in the Employment Agreements.

(2)	Any named executive officer who is terminated for cause (as defined in the Employment Agreements) will receive only salary and benefits accrued as of the date of termination.

(3)	The Employment Agreements with each named executive officer requires continuation of the executive's salary for a period of fifty-two weeks following the week in which the employment terminates.

(4)

Amounts reported consist of the payment by the Company of the COBRA continuation coverage premium necessary to continue the named executive officer's then-current health, dental, and prescription drug coverage (for the executive and any dependents) for a period of 52 weeks following termination, assuming an 8% annual increase in the cost of coverage.

(5)

The named executive officers will receive benefits under the SERP and Cash Balance Pension Plan as described in the "Pension Benefits" and "Non-Qualified Deferred Compensation" sections of this Proxy Statement.

(6)

Under the terms of the 2001 Incentive Plan, a participant that retires as an employee of the Company may exercise any options granted under the Plan according to their terms during the remaining term of the options. If a participant dies or becomes disabled, then any options that are not exercisable at the time of the death or disability are forfeited.

(7)

Under the terms of the 2001 Incentive Plan, if a Plan participant retires, becomes disabled, or dies, then the participant will receive a pro-rata portion of any unvested restricted stock. The number of shares to be received is equal to the total number of shares granted to the participant multiplied by the number of full months that have elapsed since the date of the grant, divided by the total number of months remaining in the restricted period. However, the Compensation Committee, in its sole discretion, may waive any restrictions remaining on any remaining shares of restricted stock before or after the death, retirement, or disability of the participant.

          The following table summarizes the potential payments and benefits payable to each of Spartan's named executive officers upon termination after a change of control of the Company, assuming that the termination took place on March 31, 2007.

POTENTIAL PAYMENTS UPON TERMINATION IN
CONNECTION WITH A CHANGE-IN-CONTROL

	Craig C. Sturken	David M. Staples	Dennis Eidson	Theodore C. Adornato	Thomas A. Van Hall

Lump Sum Payment(1)	$ 4,152,921	$ 1,214,608	$ 1,455,305	$ 946,807	$ 507,112
Acceleration of Options(2)	248,531	75,404	72,931	57,209	37,221
Acceleration of Restricted Stock(2)	1,203,816	361,437	361,437	255,851	184,470
Cash Balance Pension Plan Benefit and SERP Benefit(3)	113,619	26,070	42,773	32,190	8,250
Continued Benefits(4)	36,560	33,301	24,894	14,480	24,748
Outplacement Services(5)	95,481	50,128	61,500	40,200	30,236
Excise Tax Gross-Up(6)	2,177,886	-	744,494	479,858	-
TOTAL	$ 8,028,814	$ 1,760,948	$ 2,763,334	$ 1,826,595	$ 792,037
____________________

(1)

Under the Executive Severance Agreements, each officer is entitled to receive a lump sum payment equal to his or her target bonus under the 2000 Annual Plan or 2005 Annual Plan (as applicable), prorated for the time the officer was employed in the fiscal year of termination, and the amount of salary and estimated bonus that would have been payable to the officer had his or her employment continued for an additional 36 months for the CEO, 24 months for Executive Vice-Presidents or 18 months for other covered officers.

(2)

The Executive Severance Agreements provide that upon a change in control, all of the officer's unvested stock options will vest and all restrictions on ownership of stock previously issued to the officer will lapse. The amounts in these rows represent the previously unamortized expense that would be recognized in connection with the acceleration of unvested equity grants.

(3)

Each Executive Severance Agreement calls for a lump sum payment equal to: (i) the difference between the named executive officer's SERP account balance as of the date of employment termination and the account balance if the executive remained employed for the number of additional months specified in the Severance Agreement; and (ii) a lump sum payment equal to the difference between the amount he or she would have been entitled to receive under the Spartan Stores, Inc. Cash Balance Pension Plan, assuming the officer was fully vested under the Plan and had continued employment for the number of additional months specified in the Severance Agreement. For both (i) and (ii), the number of additional months that the named executive officer is assumed to have remained employed is 36 for Mr. Sturken, 24 for Messrs. Staples, Adornato, and Eidson, and 18 months for Mr. Van Hall.

(4)

Under the Executive Severance Agreements, each named executive officer will receive continuation of the following benefits (a) all health, dental and prescription drug benefits for the officer and his or her family; (b) tax and financial planning benefits; and (c) Company funded life insurance coverage for 3 years for Mr. Sturken, 2 years for Messrs. Staples, Eidson, and Adornato, and eighteen months for Mr. Van Hall.

(5)	Under the Executive Severance Agreement, each named executive officer is entitled to outplacement assistance in an amount not to exceed 15% of the officer's then-current salary.

(6)

Upon a change in control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Executive Severance Agreements require the Company to reimburse the affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes (the "Excise Tax Gross-Up"). The amounts in the table are based on a 280G excise tax rate of 20%, a 35.08% effective federal income tax rate, a 1.45% Medicare tax rate and a 3.9% state income tax rate.

Compensation of Directors

          Spartan Stores believes that attracting and retaining talented directors is of fundamental importance to the Company and its shareholders. The Compensation Committee works with the Nominating and Corporate Governance Committee to ensure that the Company's non-employee directors are fairly compensated for their services to the Company. Employee directors do not receive compensation for service as a director. In making director compensation decisions, the Compensation Committee is guided by three basic principles:

•	Compensation should fairly pay directors for services expected of a director of a company of similar size and scope to the Company;

•	Compensation should align directors' interests with the long-term interests of shareholders; and

•	The structure of the compensation should be simple, transparent and easy for shareholders to understand.

          The Compensation Committee conducts periodic reviews of non-employee director compensation and benefits with these guiding principles in mind. Effective as of October 1, 2006, each non-executive director receives an annual retainer of $30,000 per year and $1,500 for attendance at each meeting of the Board of Directors (or $1,000 if attending the meeting by telephone conference), and $1,000 for attendance at any meeting of a Board committee (or $500 if attending by telephone conference). The Audit Committee chair receives an additional $7,500 fee, and the chairs of the Compensation Committee and Nominating and Corporate Governance Committee each receives an additional $5,000 fee. Non-executive directors also are reimbursed for travel and lodging expenses for meetings attended. The annual retainer for non-executive directors prior to October 1, 2006 had been $25,000.

          In addition to an annual retainer and fees, each non-employee director receives an annual equity award. Effective October 1, 2006, the value of the annual award is $50,000 and is granted in the same form and percentage mix of stock options, restricted stock, or other equity awards as made to executive officers. Prior to October 1, 2006, the annual equity grant had a value of $20,000 and was granted exclusively in the form of restricted shares of the Company's common stock.

          The Company has established stock ownership guidelines for non-employee directors to help align the interests of directors with those of our shareholders. Under these guidelines, each director is expected to acquire and continue to hold shares of the Company's common stock having an aggregate market value from time to time which equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Each director is expected to achieve the target ownership level within five years of becoming a director.

          On May 10, 2006, each non-executive director was issued 1,460 shares of restricted stock pursuant to the 2001 Incentive Plan, which vest over a period of three years, subject to certain limitations and acceleration of vesting upon retirement. The fair market value of the restricted shares issued to each director was $20,000, based upon the average of the high and low price per share of $13.70 on the date of the grant.

          The following table provides information concerning the compensation of directors for Spartan's last completed fiscal year.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
M. Shân Atkins	$ 35,750	$ 28,201	$ 63,951
Dr. Frank M. Gambino	34,000	28,201	62,201
Frederick J. Morganthall, II	34,250	5,642	39,892
Elizabeth A. Nickels	53,682	28,201	81,883
Timothy J. O'Donovan	39,500	28,201	67,701
Kenneth T. Stevens	36,250	28,201	64,451
James F. Wright	40,000	28,201	68,201

(1)

Each Director, other than Mr. Morganthall, had restricted stock awards outstanding at fiscal year end in the amount of 3,199 shares. The 3,199 shares consists of 1,739 shares granted on May 11, 2005 that will vest on May 11, 2008, and a grant of 1,460 shares granted May 10, 2006 that will vest ratably over a three-year period beginning on May 10, 2007. Mr. Morganthall had restricted stock awards outstanding at fiscal year end in the amount of 1,460 shares granted May 10, 2006 that will vest ratably over a three-year period beginning on May 10, 2007.

Compensation Committee Interlocks and Insider Participation

          Messrs. Wright and O'Donovan and Dr. Gambino served as members of the Compensation Committee during the last completed fiscal year. None of the above members of the Compensation Committee were, during the fiscal year, an officer or employee of Spartan or formerly an officer of Spartan. None of Spartan's executive officers served as a member of a compensation committee (or Board committee performing a similar function) for another entity.

Compensation Committee Report

          Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the information provided under the heading "Compensation Discussion and Analysis." Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan's annual report on Form 10-K and proxy statement on Schedule 14A.

Respectfully submitted,

Frank Gambino
Timothy J. O'Donovan
James F. Wright

Transactions with Related Persons

          Spartan Stores recognizes that transactions with related persons can present potential or actual conflicts of interest. Accordingly, the Company has adopted written policies and procedures intended to ensure that potential conflicts of interests are identified, reviewed, approved, and disclosed as necessary. The Company has regular communications with related persons and relevant associates regarding these policies.

          It is the responsibility of Spartan Stores' management to conduct an appropriate review of all transactions with "related persons" (as defined by NASDAQ and SEC rules) for potential conflicts of interest situations on an ongoing basis. Pursuant to NASDAQ Rule 4350(h) and the Audit Committee Charter, the Audit Committee must evaluate and approve every proposed transaction with a related person. For any proposed transaction in which a director has an interest, Spartan Stores' general policy and practice is that the director may proceed with the transaction only if the material facts of the transaction and the director's interest in the transaction have been disclosed to the Audit Committee of the Board, the Audit Committee determines that the transaction is fair to Spartan Stores, and the transaction is approved by the Audit Committee. Any such transaction must be made on terms no less favorable to Spartan Stores than those offered generally to entities that are not affiliated with any director.

          Directors and executive officers are required to complete an annual written questionnaire that solicits information regarding any direct or indirect interest that they or members of their family may have in a any transaction or series of transactions involving the Company and having a value of $120,000 or more. Directors and executive officers are required to promptly update the Company of any change in the information provided by them in the questionnaire.

          Spartan Stores has adopted a written conflict of interest policy that requires all employees to report actual and potential conflicts of interest to the Company's internal auditor.

          There were no related person transactions requiring disclosure under SEC rules during the fiscal year ended March 31, 2007 or the current fiscal year to the date of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Stores' directors and officers and persons who beneficially own more than 10% of the outstanding shares of Spartan Stores common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish Spartan Stores with copies of all Section 16(a) reports they file with the SEC. Spartan Stores and its legal counsel file Forms 4 and other reports under Section 16(a) on behalf of directors and executive officers to report transactions with the Company under our compensation and benefit plans. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for fiscal 2007, we believe that there have been no failures to timely file required reports by our directors and officers which have not been reported in our previous proxy statement.

Shareholder Proposals

          To be considered timely, shareholder proposals intended to be presented at the 2008 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by the Company at its principal executive offices not later than March 1, 2008. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8. All shareholder proposals must comply with the notice provisions set forth in Spartan Stores' bylaws which require that a written notice of a proposal to be considered at the Company's 2008 annual meeting must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than March 1, 2008, if the meeting is held within 30 days of the calendar date of the 2007 annual meeting. To be effective, such a notice must comply fully with the bylaws. You should address all shareholder proposals to the attention of our Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Solicitation of Proxies

          We will initially solicit proxies by mail. In addition, directors, officers and associates of Spartan Stores and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged Georgeson Inc. at an estimated cost of $6,500, plus expenses and disbursements, to assist in solicitation of proxies.

By Order of the Board of Directors

Alex J. DeYonker
Executive Vice President, General Counsel, and Secretary

Grand Rapids, Michigan
June 29, 2007

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.							Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

							Please mark your votes like this in blue or black ink.		☒

Your Board of Directors Recommends that You Vote FOR ALL NOMINEES and FOR ratification of Deloitte & Touche LLP as our independent auditors for fiscal 2008

		FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

1.	Election of Directors				2.	RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees: 01 Craig C. Sturken 02 Frederick J. Morganthall, II

								YES ☐	NO ☐
I plan to attend the annual meeting:

(INSTRUCTION: To withhold authority to vote for any nominee, strike through that nominee’s name in the list above.

						Dated:			, 2007

Signature of Shareholder(s)

IMPORTANT — Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing.
If shares are held jointly, each holder should sign.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/sptn Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

PROXY	SPARTAN STORES, INC. 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518 This Proxy is Solicited on Behalf of the Board of Directors	PROXY

The undersigned shareholder appoints Craig C. Sturken and David M. Staples, and each of them, each with full power of substitution, proxies to represent the shareholder and to vote on all shares of Common Stock of Spartan Stores, Inc. that the shareholder is entitled to vote on all matters which come before the annual meeting of shareholders to be held on Wednesday, August 15, 2007, and any adjournment of that meeting.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and for ratification of Deloitte & Touche LLP as our independent auditors for fiscal 2008. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that come before the meeting.

Thank you in advance for your participation in our 2007 Annual Meeting.

(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù